Exhibit 99.1

NEWS RELEASE

Contacts:	BIO-key International, Inc.
Mike DePasquale, CEO
732-359-1111

DRG&E
Gus Okwu, Managing Director
203-752-0446
Ken Dennard, Managing Partner
713-529-6600

BIO-key International Announces Strong Revenue Growth For Second Quarter 2006
New Common Equity Raised at Premium to Market
Debt Reduced By More Than 50%

WALL, NJ — August 15, 2006 — BIO-key International, Inc. (OTC Bulletin Board: BKYI), a leading supplier of mobile and wireless solutions for public safety worldwide, today announced its financial results for the second quarter ended June 20, 2006.

For the second quarter of 2006, the Company reported revenue of $3.8 million or 22% sequential growth from the $3.1 million reported for the first quarter of 2006.  The operating loss for the second quarter was $1.3 million or an improvement of 27% from the $1.8 million reported for the first quarter of 2006.  Gross margin for the quarter improved to 78.9% compared to 76.0% for the first quarter of 2006.  Net loss for the quarter was $1.1 million or a net loss per basic share of $0.02 compared to a net loss of $3.8 million or a net loss per basic share of $0.08 in the first quarter of 2006.

Mike DePasquale, BIO-key’s Chief Executive Officer, stated, “I am pleased and excited at the solid progress the Company has made over the last few months resulting in strong sequential organic revenue growth.  During that period we have seen continued growth in maintenance revenues, including $635,000 from the completion of a long-term contract, providing us with an on-going annuity stream, greater activity in our sales pipeline and an increase in the size of contracts won and are currently pursuing.  In addition, we continue to focus on cost containment that led to a 27% sequential quarterly reduction in operating losses during the second quarter of 2006.  We believe this progress is a significant inflection point for the Company’s continued and future success.”

Mr. DePasquale added, “Subsequent to the close of the second quarter we completed several initiatives that significantly improve the Company’s liquidity and strengthens our balance sheet.”   These initiatives included:

•                  A recapitalization of the balance sheet that resulted in a reduction of total debt of more than 50%, and included the conversion of all of the Company’s 2009 15% Subordinated Notes to preferred equity.  As part of this restructuring, the company also converted a portion of its senior debt to common equity and extended the maturity of the remaining payments due in 2006.  The resulting improvements from the recapitalized debt reduced our debt from approximately $11 million at the end of the second quarter to approximately $5 million.

•                  The completion of a common equity raise of $2 million at 50 cents per share or a 25% premium to market from the stock’s closing price on July 31, 2006.  We believe the significant premium paid by institutional investors reflects their confidence in the Company’s business strategy and growth potential.  This new common equity will provide the company with additional capital for growth.

•                  The Board of Directors has approved Mike DePasquale as the sole Chief Executive Officer.  As a result, former co-CEO, Tom Colatosti, will remain Chairman of the Board.

DePasquale concluded, “We are pleased with our strong second quarter revenue growth performance.  Furthermore, recent activity in the sales pipeline lead us to believe that we should continue to see revenue growth in the second half of 2006 as well as continued progress towards profitability.  The recapitalized debt and new equity provide us with the financial resources to execute our plan.”

Additional information on revenue and the Company’s financial performance will be provided on BIO-key’s second quarter 2006 earnings conference call to be held on Tuesday, August 15th at 9:00 a.m. Eastern Time.  Dialing 303-262-2139 and asking for the BIO-key call at least 10 minutes prior to the start time can access the conference call live.  The conference call will also be broadcast live over the Internet by logging onto www.bio-key.com.  A telephonic replay of the conference call will be available through August 22nd, 2006 and may be accessed by dialing 303-590-3000 and using the pass code 11068298#.  Additionally, an archive of the webcast will be available shortly after completion of the call on the Company’s website (www.bio-key.com) for a period of three months.

About BIO-key

BIO-key International, Inc., headquartered in Wall, New Jersey, develops and delivers advanced identification solutions and information services to law enforcement departments, public safety agencies, government and private sector customers.  BIO-key’s mobile wireless technology provides first responders with critical, reliable, real-time data and images from local, state and national databases.  BIO-key’s high performance, scalable, cost-effective and easy-to-deploy biometric finger identification technology accurately identifies and authenticates users of wireless and enterprise data to improve security, convenience and privacy and to reduce identity theft.  Over 2,500 police, fire and emergency services departments in North America use BIO-key solutions, making BIO-key the leading supplier of mobile and wireless solutions for public safety worldwide.  (http://www.bio-key.com)

This news release contains forward-looking statements that are subject to certain risks and uncertainties that may cause actual results to differ materially from those projected on the basis of these statements.  The words “estimate,” “project,” “intends,” “expects,” “believes” and similar expressions are intended to identify forward-looking statements.  Such forward-looking statements are made based on management’s beliefs, as well as assumptions made by, and information currently available to, management pursuant to the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995.  For a more complete description of these and other risk factors that may affect the future performance of BIO-key International, see “Risk Factors” in the Company’s Annual Report on Form 10-KSB and its other filings with the Securities and Exchange Commission.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made.  The Company also undertakes no obligation to disclose any revision to these forward-looking statements to reflect events or circumstances after the date made or to reflect the occurrence of unanticipated events.

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